SUBADVISORY AGREEMENT
                              ---------------------


     This Subadvisory Agreement made this 1st day of October 1997, by and between Investment Advisers, Inc., a Delaware corporation ("Advisers"), and IAI International Limited, a United Kingdom corporation (the "Subadviser").

                                WITNESSETH THAT:

     WHEREAS, IAI Investment Funds III, Inc., a corporation operating as an open-end investment company duly organized under the laws of the State of Minnesota, has appointed Advisers its investment adviser with respect to the assets of its separate portfolio represented by its Series D shares of common stock, which portfolio is commonly referred to as IAI Pacific Basin Fund (the "Fund") pursuant to the terms of an Investment Advisory Agreement dated as of the date hereof (the "Agreement"); and

     WHEREAS, Advisers desires to appoint the Subadviser as its subadviser, and the Subadviser is willing to act in such capacity upon the terms herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. The Subadviser agrees to act as investment adviser for the Fund, and to manage the investment of the assets of the Fund, and assume the responsibilities and obligations Advisers assumed pursuant to the Agreement, a copy of which is attached hereto; provided, however, that all investment decisions made by the Subadviser will be subject to approval or ratification by Advisers.

     SECTION 2. In payment for the services to be rendered by the Subadviser hereunder, Advisers shall pay the Subadviser an annual fee based on the average daily net assets of the Fund, which fee shall be paid to the Subadviser within ten (10) business days after the last day of the month in which said services were rendered, in the amount set forth below.

                  Daily Net Assets                   Fee IAI International Receives Annually
                  ----------------                   ---------------------------------------

         For the first $100 million                                    .8125
         For the next $100 - $250 million                              .7500
         For the next $250 - $500 million                              .6250
         Above $500 million                                            .4375

     SECTION 3. The Subadviser shall be free to render services to others similar to those rendered under this Subadvisory Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     SECTION 4. The effective date of this Subadvisory Agreement shall be the date upon which this Subadvisory Agreement is approved by a vote of the holders of at least a majority of the outstanding shares of the Fund. Wherever referred to in this Subadvisory Agreement, the vote or approval of the holders of a majority of the outstanding voting shares of the Fund shall mean the vote of (a) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, whichever is the lesser.

     Unless sooner terminated as hereinafter provided, this Subadvisory Agreement shall continue in effect for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested persons of the Subadviser, Advisers, or of the Fund cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of the outstanding voting securities of the Fund.

     This Subadvisory Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by Advisers or the Subadviser upon 60 days' written notice to the other party.

     This Subadvisory Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940.

     SECTION 5. Any notice under this Subadvisory Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN  WITNESS   WHEREOF,   Advisers  and  the  Subadviser  have  caused  this
Subadvisory Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       INVESTMENT ADVISERS, INC.
ATTEST:

/s/Kristen C. Ballum                   By /s/Noel P. Rahn
                                        Its Chief Executive Officer


                                       IAI INTERNATIONAL LIMITED
ATTEST:

/s/Kristen C. Ballum                   By /s/Irving P. Knelman
                                        Its Director



                                       IAI INVESTMENT FUNDS III, Inc.
                                       with respect to IAI Pacific Basin Fund
ATTEST:

/s/Kristen C. Ballum                   By /s/Noel P. Rahn
                                        Its President